UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Soliciting Material Pursuant to §240.14a-12

INTERNATIONAL BANCSHARES CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 18, 2022
My Fellow Shareholders:
Once again, we are preparing for our Annual Shareholders’ Meeting on Monday, May 16, 2022, at 5:00 p.m. We are planning to hold our Annual Shareholders’ Meeting in person as we did last year observing CDC best practices. We encourage everyone to arrive no later than 4:30 p.m. to avoid delays in beginning the meeting promptly at 5:00 p.m. The meeting will be held at the IBC Annex Building at 2416 Jacaman Rd. Laredo, Texas 78041. We will celebrate our 56th anniversary in September of this year, and vow to continue working hard to achieve another successful 56 years.
In preparation for the meeting, I’m enclosing the Annual Report to Shareholders containing financial statements audited by RSM US LLP, as well as the formal Notice of Annual Meeting of Shareholders, Proxy Statement and a Proxy Card. The Proxy Card has been provided for the purpose of voting on the election of Directors and other issues to be presented at the meeting. In order to have a quorum at the meeting, I urge you to complete and sign the Proxy Card and return it in the enclosed self-addressed envelope.
IBC continues to achieve some of the best returns in its history even with the huge challenges we faced with COVID-19 in 2021, because we focused on revenue performance and especially cost controls. As we move forward, excellence must continue to be the objective to sustain our record of being a high-performance bank holding company. You have my commitment to keep that focus.
	2021	2020
Net Income	$253,922,000	$167,319,000
Total Assets	$16,029,467,000	$14,029,467,000
Return on Your Shareholders’ Equity	11.28%	7.86%
Book Value of Each of Your Common Shares	$38.17	$36.14
Basic Earnings per Share—Adjusted for Dividends	$4.01	$2.63
As I write this letter, the world appears to be finally coming to grips with COVID-19. Many businesses are now operating normally. That is clearly the case at IBC. We are back to full operations. Although we had to briefly close some branches during the intense periods of COVID-19, we never shut our physical branches down and sent our people home. We stood our ground and continued to provide the essential services our customers and communities deserved. The effects of COVID-19 still linger, including with respect to supply chain disruptions, creating many problems for virtually every business. All these disruptions created by the pandemic are proving difficult to overcome. The struggles that we now face with exploding inflation and the terrible Ukraine war may prove more difficult to overcome than the pandemic. Time will tell how this next act of the economic disaster COVID-19 caused will play out. Hopefully, the leadership of our country and around the world will make the right decisions to allow our nation and the world to successfully navigate this challenging period. I want to make sure each shareholder understands, your management team has been intensely focused on protecting the future of IBC and your investment. As we pointed out in our earnings release on February 24, 2022, your management team took immediate and effective steps to right-size IBC’s operation during 2020-2021 to make certain that every detail of your company was performing and doing so at the lowest cost possible. We reduced expenses in the last two years by 15% and continued to build the company’s non-interest income. Those effective steps are why we have produced an exceptional 2021.
On February 3, 2022, your Board of Directors approved a sixty cents ($.60) per share cash dividend payable to all holders of common stock, $1.00 par value, of record on February 15, 2022, which was paid to you on February 28, 2022. Your Board decided to modify its discretionary dividend program due to COVID-19 by moving up the payment date, so future dividends, if declared, will likely occur in February and August going forward. Earlier this year, we advised each shareholder, the company would participate in the householding program, and each household will only receive one copy of IBC’s 2021 Annual Report, Notice of Annual Meeting and Proxy Statement. However, each registered shareholder in the household will receive a personalized Proxy Card with the voting shares, which will allow each shareholder to vote independently. Furthermore, to reduce our cost and improve the dividend payment process, we urge you to select direct deposit to receive your cash dividend.
At the present moment, your health, safety, and wellbeing continue to be among my top priorities. Although we intend to hold our Annual Shareholders’ Meeting in person in Laredo as set forth above, we are actively monitoring developments of the COVID-19 pandemic. We remain confident that the in-person meeting will occur on schedule, but if some unforeseen development would occur, we will immediately advise each shareholder of any alternatives. Any changes will be issued by press release, filed as additional proxy material with the Securities and Exchange Commission (SEC), and posted on the Investors tab of our website at https://www.ibc.com/investors. AS ALWAYS, WE ENCOURAGE YOU TO VOTE YOUR SHARES PRIOR TO THE MEETING BY COMPLETING, SIGNING, AND RETURNING THE PROXY CARD.
If you are planning to attend our Annual Shareholders’ Meeting, please check our public filings with the SEC and our website prior to the meeting date for the most updated information based on the continued threat from COVID-19. Subject to the potential changes detailed above, we plan on having a social time immediately following our business session to provide you an opportunity to visit with your staff and enjoy the evening if government regulations and CDC recommendations permit. Just one last reminder, the meeting will begin promptly at 5:00 p.m. and it will be held at the IBC Annex Building on Jacaman Road. Please plan on arriving early in order to be assembled for the start of the meeting.
Sincerely yours,
Dennis E. Nixon
President
Enclosures